EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-60187, 333-46159, 333-63662, 333-134381, and 333-134382 on Form S-8 and Registration No. 333-150296 on Form S-3 of our reports dated March 1, 2010, relating to the consolidated financial statements and financial statement schedule of Clean Harbors, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in methodology of accounting for tax contingencies on January 1, 2007), and the effectiveness of Clean Harbors, Inc. internal control over financial reporting, appearing in this Annual Report on Form 10-K of Clean Harbors, Inc. for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 1, 2010